--------------------
FORM 4
--------------------


[  ] Check box if no longer                                                                             ---------------------------
     subject to Section 16.                            U.S. SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
     Form 4 or Form 5                                            WASHINGTON, D.C. 20549                  OMB Number  3235-0287
     obligations may continue.                                                                           Expires:  January 31, 2005
     See Instruction 1(b).                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP        Estimated average burden
                                                                                                         hours per response.....0.5
                                                                                                        ---------------------------

                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
(Print or Type Responses)                                  of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                              to Issuer
Altschul, Jr.(1)    Arthur        G.          Valentis, Inc. (VLTS)                                (Check all applicable)
                                                                                              x(4) Director         x  10% Owner
                                                                                              ----                 ---
-----------------------------------------  --------------------------------------------       ____ Officer (give   ___ Other
(Last)       (First)       (Middle)        3. IRS                      4. Statement for            title below)        (specify
                                              Indentification             Month/Year                                   below)
                                              Number of                   3/31/03
          950 Third Avenue                    Reporting Person, if
                                              an entity (Voluntary)    ------------------------------------------------------------
-----------------------------------------                              5. If Amendment,    7. Individual or Joint/Group Filing
             (Street)                                                     Date of Original           (Check Applicable Line)
                                                                          (Month/Day/Year)       ___ Form filed by One Reporting
                                                                                                     Person
  New York        NY               10022                                                          x  Form filed by More than One
                                                                                                 --- Reporting Person
------------------------------------------
   (City)      (State)             (Zip)



-------------------------------------------------------------------------------------------------------------------------------
                                  TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of    2. Trans-   2A. Deemed      3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    Security       action       Execu-         action          or Disposed of (D)          Securities       ship          of In-
    (Instr. 3)     Date         tion Date,     Code            (Instr. 3, 4 and 5)         Beneficially     Form:         direct
                                if any         (Instr. 8)                                  Owned            Direct        Bene-
                                                                                           Following        (D) or        ficial
                                                                                           Reported         (I)           Owner-
                                                                                           Transactions                   ship
                   (Month/      (Month/                                  (A)
                    Day/         Day/                                    or
                    Year)        Year)         Code     V       Amount   (D)   Price       (Instr. 3 and 4) (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock       3/31/03                     P                4,500     A    $3.87           897,732         I(2)       Through
                                                                                                                          ownership
                                                                                                                          interests
                                                                                                                          in limited
                                                                                                                          liability
                                                                                                                          companies
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       3/31/03                     P                3,000     A    $3.87           530,248        I(3)        Through
                                                                                                                          ownership
                                                                                                                          interests
                                                                                                                          in limited
                                                                                                                          liability
                                                                                                                          companies
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Page 1 of 6

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).






Form 4 (continued)                         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                   (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Con- 3. Trans- 3A. Deemed  4. Trans- 5. Number   6. Date        7. Title     8. Price  9. Num-  10. Owner- 11. Na-
   of        ver-    action     Execu-     action    of          Exer-          and          of        ber       ship       ture
   Deriv-    sion    Date       tion       Code      Deriv-      cis-           Amount       Deriv-    of        Form       of In-
   ative     or                 Date, if   (Instr.   ative       able           of           ative     De-       of         direct
   Secur-    Exer-   (Month/    any        8)        Securi-     and            Under-       Secu-     riva-     Deriv-     Bene-
   ity       cise     Day/                           ties        Expira-        lying        rity      tive      ative      ficial
   (Instr.   Price    Year)     (Month/              Ac-         tion           Securi-      (Instr.   Se-       Secu-      Own-
   3)        of                  Day/                quired      Date           ties         5)        curi-     rity:      ership
             Deriv-              Year)               (A) or      (Month/        (Instr.                ties      Direct     (Instr.
             ative                                   Dis-        Day/           3 and                  Bene-     (D) or     4)
             Secu-                                   posed       Year)          4)                     fi-       Indi-
             rity                                    of                                                cial-     rect
                                                     (D)                                               ly        (I)
                                                     (Instr.                                           Owned     (Instr.
                                                     3, 4                                              Fol-      4)
                                                     and 5)                                            lowing
                                                                                                       Re-
                                                                                                       ported
                                                                                                       Trans-
                                                                                                       action
                                                                                                       (Instr.
                                                                                                       4)
                                                                 ----------------------------
                                                                                       Amount
                                                                 Date   Ex-            or
                                                                 Exer-  pira-          Number
                                                                 cisa-  tion           of
                                                                 ble    Date    Title  Shares
                                        ---------------------    ----------------------------
                                         Code   V   (A)   (D)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


**Intentional misstatements or omissions of facts constitute Federal Criminal   /s/ Arthur G. Altschul, Jr.         April 2, 2003
  Violations.                                                                  -------------------------------      ---------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    **Signature of Reporting Person           Date

                                                                               /s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Capital
                                                                               Management, LLC, Diaz & Altschul
                                                                               Management, LLC, and Diaz &
                                                                               Altschul Advisors, LLC, for each
                                                                               of these entities

                                                                               s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Advisors, LLC,
                                                                               Investment Advisor to Delta
                                                                               Opportunity Fund, Ltd. for Delta
                                                                               Opportunity Fund, Ltd.

                                                                               /s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Management, LLC,
                                                                               Managing Member of Delta
                                                                               Opportunity Fund (Institutional),
                                                                               LLC for Delta Opportunity Fund
                                                                               (Institutional), LLC

                                                                               /s/ Reinaldo M. Diaz
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                      Page 2 of 6

Reporting Person:  Arthur G. Altschul, Jr.(1)

Issuer Name and Ticker Symbol: Valentis, Inc. (VLTS)

Date of Event Requiring Statement:  3/31/03

Footnotes

(1) Please see attached Joint Filer Information. The Reporting Person is filing solely in his capacity as an indirect beneficial owner of securities held by one or more of the entities listed below.

(2) Delta Opportunity Fund, Ltd. ("Delta Purchaser") is the direct beneficial owner. Diaz & Altschul Management, LLC ("D&A Management") is the managing member of Delta Purchaser and Diaz & Altschul Advisors ("D&A Advisors") is the investment advisor of Delta Purchaser. D&A Advisors is 99% owned by Diaz & Altschul Capital Management, LLC ("D&A"), and the Reporting Person owns 1% of D&A Advisor. The managing member of D&A Advisors is D&A. Mr. Reinaldo M. Diaz ("Mr. Diaz") and the Reporting Person each own 50% of, and share management and control of, D&A and D&A Management. The Reporting Person, Mr. Diaz, D&A, D&A Advisors and D&A Management each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(3) Delta Opportunity Fund (Institutional) LLC ("Institutional Purchaser") is the direct beneficial owner. D&A Advisors is the investment advisor of Institutional Purchaser. D&A Advisors is 99% owned by D&A and the Reporting Person owns 1% of D&A Advisor. The managing member of D&A Advisors is D&A. Mr. Diaz and the Reporting Person each own 50% of, and share management and control of, D&A and D&A Management. The Reporting Person, Mr. Diaz, D&A, D&A Advisors and D&A Management each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(4) Mr. Diaz is a director of Valentis, Inc.



                                                                                                                       Page 3 of 6

Reporting Person:  Arthur G. Altschul, Jr. (1)

Issuer Name and Ticker Symbol:  Valentis, Inc. (VLTS)

Date of Event Requiring Statement:  3/31/03

Joint Filer Information

Each of the following filers has designated Arthur G. Altschul, Jr. as the "Designated Filer" for purposes of the attached Form 4.

                  (i)      Diaz & Altschul Capital Management, LLC
                           950 Third Avenue
                           New York, NY 10022

                  (ii)     Diaz & Altschul Advisors, LLC
                           950 Third Avenue
                           New York, NY 10022

                  (iii)    Delta Opportunity Fund, Ltd.
                           950 Third Avenue
                           New York, NY 10022

                  (iv)     Reinaldo M. Diaz
                           950 Third Avenue
                           New York, NY 10022

                  (v)      Diaz & Altschul Management, LLC
                           950 Third Avenue
                           New York, NY 10022

                  (vi) Delta Opportunity Fund (Institutional), LLC 950 Third Avenue
                           New York, NY 10022

Date:  April 2, 2003              DIAZ & ALTSCHUL CAPITAL MANAGEMENT, LLC

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer



Date:  April 2, 2003              DIAZ & ALTSCHUL ADVISORS, LLC

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer


Date:  April 2, 2003              DELTA OPPORTUNITY FUND, LTD.

                                  By:     DIAZ & ALTSCHUL ADVISORS, LLC
                                          as investment advisor

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer


Date:  April 2, 2003              MR. REINALDO DIAZ

                                       By:    /s/  Reinaldo M. Diaz
                                              ---------------------------------



Date:  April 2, 2003              DIAZ & ALTSCUL MANAGEMENT, LLC


                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer



Date:  April 2, 2003              DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                                            By: DIAZ & ALTSCHUL MANAGEMENT, LLC

                                         By:    /s/  Christopher S. Mooney
                                                -------------------------------
                                                Name:   Christopher S. Mooney
                                                Title:  Chief Financial Officer

                                                                    Page 6 of 6